1900 K Street, NW Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

Exhibit (l)

February 27, 2015

The Mexico Fund, Inc.

1900 K Street, NW

Washington, DC 20006

Ladies and Gentlemen:

We have acted as counsel to The Mexico Fund, Inc., a Maryland corporation (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 4 to the Fund’s Registration Statement on Form N-2 (File Nos. 333-187869 and 811-02409) (the “Post-Effective Amendment”), for the registration of up to 4,100,000 common shares of beneficial interest of the Fund, par value $1.00 per share (the “Shares”) under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Amended and Restated Articles of Incorporation of the Fund and Amended and Restated Bylaws of the Fund, and the actions of the Board of Directors of the Fund that provide for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Fund. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

We do not express any opinion as to matters governed by any laws other than the federal laws of the United States of America and the laws of the State of Maryland.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Fund and, when issued and delivered against payment therefor as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable (except as described in the Registration Statement).

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Yours truly,

/s/ Dechert LLP

US    Austin    Boston    Charlotte    Hartford    Los  Angeles    New York    Orange County    Philadelphia    Princeton    San Francisco

Silicon Valley    Washington DC    EUROPE    Brussels    Dublin     Frankfurt    London    Luxembourg    Moscow    Munich    Paris

ASIA    Beijing    Hong Kong